Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 1 to the Schedule 13D

Nature of the Transaction	Amount of Securities Purchased	Price ($)	Date of Purchase

PHILOTIMO FUND, LP

Purchase of Common Stock	24,978	2.9225	02/05/2025
Purchase of Common Stock	34,185	2.9456	02/06/2025
Purchase of Common Stock	28,522	2.9482	02/07/2025
Purchase of Common Stock	262,857	2.8971	02/11/2025
Purchase of Common Stock	55,811	2.8698	02/12/2025
Purchase of Common Stock	15,304	2.8993	02/13/2025